Exhibit 4.7

Basic Agreement on Collaboration*

SYLA Technologies Co., Ltd. (“SYLA”) and BlackRock Japan Co., Ltd. (“BlackRock”) hereby enter into a Basic Agreement (the “Basic Agreement”) with respect to the real estate business operated by both companies, regarding the collaboration set forth in Articles 1 through 3 of the Basic Agreement.

Article 1 (Introduction of Properties)

1	SYLA shall refer to BlackRock such condominiums developed and sold by SYLA and its group companies (the “Developed Properties”) that it determines, in its sole discretion, are suitable for acquisition by BlackRock Asia Property Fund V, a real estate fund managed by BlackRock or a group company of BlackRock, and subsequent series of such funds and the investment vehicles of such funds (collectively, the “BlackRock Parties”) (the “Referred Properties”, including the Developed Properties that are also referred to other third parties). SYLA is not obligated to introduce the Referred Properties to BlackRock, nor is it obligated to secure the Referred Properties for acquisition by any of the BlackRock Parties.

2	BlackRock shall have the BlackRock Parties acquire any of the Referred Properties that it, in its sole discretion, determines to be suitable for acquisition by one of the BlackRock Affiliates (the “Properties to be Acquired”), on terms and conditions agreed to by BlackRock and BlackRock Parties. None of the BlackRock Parties shall be obligated to acquire the Properties to be Acquired.

3	Upon request from the counterparty, SYLA and BlackRock shall disclose to the counterparty the factors or criteria taken into consideration in making their own determination as set forth in the preceding paragraph 2 as can be disclosed to the counterparty to the extent that it is reasonable and practicable under law and practice.

4	All expenses, commissions and any other costs incurred by SYLA in introducing the Referred Properties and by BlackRock Parties in acquiring and reviewing the Properties to be Acquired (including, but not limited to, those incurred by advisors, etc.) shall be borne by each party, unless otherwise agreed upon by both parties in this Agreement.

5	The acquisition of the Property to be Acquired by any of the BlackRock Parties as set forth in Paragraph 2 shall be made at the responsibility and discretion of the BlackRock Parties themselves.

Article 2 (Collaboration in Purchasing Land for Properties and Property Development)

1	SYLA shall refer to BlackRock such land for which SYLA or any of its group companies has obtained a development permit under the City Planning Law (“Development Site”) that it determines, in its sole discretion, to be suitable for acquisition by one of the BlackRock Parties (hereinafter referred to as “Referred Land”, including Development Site that is also referred to other third parties). to BlackRock. SYLA is not obligated to introduce the Referred Land to BlackRock, nor is it obligated to secure the Referred Land for acquisition by any of the BlackRock Parties.

1

2	BlackRock shall have the BlackRock Parties acquire any of the Referred Land that it, in its sole discretion, determines to be suitable for acquisition by one of the BlackRock Affiliates (the “Land to be Acquired”), on terms and conditions agreed to by BlackRock and BlackRock Parties. None of the BlackRock Parties shall be obligated to acquire the Land to be Acquired.

3	All expenses, commissions and any other costs incurred by SYLA in introducing the Referred Land and by BlackRock Parties in acquiring and reviewing the Land to be Acquired (including, but not limited to, those incurred by advisors, etc.) shall be borne by each party, unless otherwise agreed upon by both parties in this Agreement.

4	The acquisition of the Land to be Acquired by any of the BlackRock Parties as set forth in Paragraph 2 shall be made at the responsibility and discretion of the BlackRock Parties themselves.

5	Pursuant to Paragraph 2, if SYLA so desires, BlackRock shall have the BlackRock Parties to place an order to SYLA and its group companies for the development construction work of the Land to be Acquired by any of the BlackRock Parties and the construction work of the building on the Land to be Acquired by BlackRock Parties who will acquire such land (collectively, the “Construction Work”), on terms and conditions to be agreed upon by BlackRock and the BlackRock Parties.

Article 3 (Priority Contracting for PM and BM Services)

1	Pursuant to Article 1.2., if SYLA so desires, BlackRock shall have the BlackRock Parties to entrust PM and BM services (collectively, “PBM Services”) for the Properties to be Acquired by any of the BlackRock Parties to SYLA and its group companies on terms and conditions agreed upon by BlackRock and BlackRock Parties.

2	BlackRock shall have the BlackRock Parties entrust, to SYLA and its group companies, PBM Services for properties other than Properties to be Acquired and acquired by any of the BlackRock Parties that it determines, in its sole discretion, are suitable for the provision of PBM services by SYLA or a SYLA group company. None of the BlackRock Parties shall be obligated to entrust the PBM Services.

Article 4 (Term of this Agreement)

The term of this agreement shall be for one year from December 8, 2023, and shall be extended for another one year on the same terms and conditions unless either party notifies the other of its refusal to renew at least one month prior to the end of the term.

2

Article 5 (Confidentiality, etc.)

1	Both parties to this Agreement shall not disclose to any third party the fact that they have entered into this Agreement or the contents of this Agreement without the prior written consent of the other party (including by e-mail or other electromagnetic means). However, it shall not be necessary to obtain the prior consent of the Other Party when disclosing the information to (i) the parties to this Agreement (hereinafter in this Article, in the case of BlackRock, including BlackRock related parties. The same shall apply hereinafter) (ii) attorneys, certified public accountants, tax accountants, real estate appraisers and other advisors, (iii) investors or potential investors of the parties to this Agreement, or other lenders or other contributors of funds in the event that the parties to this Agreement conduct fund procurement, (iv) Asset management companies, asset custodians, administrative trustees, and other third parties to whom the disclosure is reasonably deemed necessary in light of the purpose of this Agreement, (v) their employees and officers who need to know the Confidential Information for the purposes of the Agreement. The Company shall notify any third party to whom it discloses the information of its confidentiality obligations under this Article and shall cause such third party to comply with such obligations. This shall not apply if the information becomes public knowledge without breach of the confidentiality obligation under this Article, if it is already in the possession of the other party at the time of disclosure, if it is obtained from a third party without restriction of confidentiality, if it is developed by third party without using the Confidential Information, or if it is required by law, government authorities, or other equivalent public agencies or organizations applicable to the parties to this agreement or their group companies, the other party.

2	Notwithstanding anything contained in this Article, if the parties to this Agreement make any disclosure, public notice or publication with respect to this Agreement and include the name of the counterparty (including BlackRock Parties in the case of BlackRock), their affiliates or funds managed by them or any other information regarding the counterparty, they shall give the counterparty an opportunity to review the contents of such disclosure or publication(including electromagnetic means such as e-mail), and obtain the prior written consent of the counterparty.

Article 6 (Exclusion of Antisocial Forces, etc.)

1.	Each party to this agreement represents, warrants and covenants to the other party that

(1)	The applicant is not an antisocial force. Antisocial forces shall be defined as those listed below:

(i)	Organized crime groups (means an organization that may encourage members of the organization (including members of the organization’s constituent organizations) to that may facilitate the collective or habitual commission of violent unlawful acts, etc. The same shall apply hereinafter.)

3

(ii)	Organized crime groups members (means members of Organized crime groups. The same shall apply hereinafter.)

(iii)	Persons who have not yet passed five years since he/she ceased to be organized crime groups members

(iv)	Quasi-organized crime group members (persons who has a relationship with organized crime group other than organized crime group members and is likely to engage in violent illegal acts, etc. backed by the power of the organized crime groups, or persons who cooperates or participates in the maintenance or operation of organized crime groups by supplying funds or weapons, etc. to the organized crime group or organized crime group members. The same shall apply hereinafter.)

(v)	Organized crime group-related companies (companies in which organized crime group members are substantially involved in the management, companies substantially managed by organized crime group quasi-constituents or former organized crime group members that actively cooperate or participate in the maintenance or operation of organized crime group by providing funds to organized crime group, or companies that actively use organized crime group in the conduct of their business, etc., and cooperate with organized crime group’s maintenance and operations.)

(vi)	Corporate racketeers, etc. (persons who may engage in violent and illegal acts in pursuit of illicit profits from companies, etc., such as corporate racketeers, and who pose a threat to the safety of civic life.)

(vii)	Groups engaging in criminal activities under the pretext of conducting social campaigns (persons who may engage in violent and illegal activities for illicit gain under the guise of social or political activities, and who poses a threat to the safety of civic life)

(viii)	Special intelligence organized crime group (a group or individual, other than those listed in the preceding items, that uses its power or has financial ties with organized crime group, being at the core of structural injustice).

(ix)	Other persons equivalent to (i) through (viii) above (hereinafter, persons listed in (i) through (ix) are referred to as “Organized Crime Group Members, etc.”)

(x)	A person having a relationship with Organized Crime Group Members, etc. that is recognized as controlling the management of the company.

(xi)	A person having a relationship in which Organized Crime Group Members, etc. is deemed to be substantially involved in the management.

(xii)	A person who has a relationship in which Organized Crime Group Members, etc. that is deemed to involve unjustified use of Organized crime group-in etc., such as for the purpose of pursuing unjust profits for oneself or a third party or for the purpose of causing damage to a third party

4

(xiii)	A person who has a relationship in which it is deemed that he/she is using Organized Crime Group Members, etc. unjustly, such as for the purpose of making unjust profits for himself/herself or a third party, or for the purpose of inflicting damage on a third party.

(xiv)	A person who has a socially reprehensible relationship with Organized Crime Group Members, etc. as an officer or a person substantially involved in the management of the company.

(2)	The company’s own officers (directors or persons equivalent thereto) or employees are not antisocial forces. or employees are not antisocial forces.

(3)	The applicant shall not allow antisocial forces to use his/her own name to enter into this agreement.

(4)	During the term of validity of this agreement, the applicant shall not to do any of the following acts in connection with this agreement, either by oneself or by using a third party

(i)	Violent demanding acts
(ii)	Unreasonable demands beyond legal responsibility
(iii)	Using threatening words or actions or violence against the other party
(iv)	Acts of spreading rumors, using deception or force to obstruct the other party’s business or to damage its credibility
(v)	Other acts equivalent to (i) through (iv) above

2.	The other party may terminate this agreement without any notice if the other party falls under any of the following.

(1)	If it is found that the representations and warranties set forth in item (1) or (2) of the preceding paragraph are violated.
(2)	If it is found that the parties have entered into this Agreement in breach of the representations and warranties set forth in item (3) of the preceding paragraph
(3)	In the event of an act in violation of the assurance set forth in item (4) of the preceding paragraph.

3.	If this agreement is terminated by either party pursuant to the preceding paragraph, the other party shall not make any claim against the terminating party, even if damage is caused by the termination.

Article 7 (Governing Law and Court of Competent Jurisdiction)

1	This Agreement shall be governed by and interpreted in accordance with the Japanese laws.

2	The Tokyo District Court shall have exclusive jurisdiction in the first instance over any and all disputes arising out of or in connection with this Agreement.

Article 8 (Good Faith Conference)

If any question arises between SYLA and BlackRock with respect to any matter not stipulated in this Agreement or the interpretation of this Agreement, SYLA and BlackRock shall endeavor to resolve such question through consultation in good faith.

(Margins below)

5

Two (2) copies of this Agreement shall be prepared as evidence of the execution of this Agreement, and SYLA and BlackRock shall each hold one (1) copy with their names and seals affixed.

December 8, 2023

	SYLA:	Yoshiyuki Yuto
Representative Director and COO
SYLA Technologies Co., Ltd.
Ebisu Prime Square 7F
1-1-39 Hiroo, Shibuya-ku, Tokyo

6

BlackRock:	Hiroyuki Arita
President and Representative Director
BlackRock Japan Co., Ltd.
1-8-3 Marunouchi, Chiyoda-ku, Tokyo

*	This is an English translation of the original contract, which is written in Japanese. This English translation was prepared for purposes of filings with the U.S. Securities and Exchange Commission only and is not binding on the parties to the contract. In all instances, the Japanese version of the contract governs.

7